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THE LOEWEN GROUP INC.                                                Exhibit 11
                                                                       For 10 K
COMPUTATION OF PER SHARE EARNINGS
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS


                                                                                  Years ended December 31,
                                                                        ----------------------------------------
                                                                           1997       1996       1995       1994
                                                                        --------   --------  ---------    ------
Basic
  Net earnings (loss)                                                   $42,728    $63,906   $(76,684)    38,494
  Less: Preferred share dividends                                        (9,533)    (8,874)        --         --
                                                                        --------   --------  ---------    ------
  Net earnings (loss) attributable to Common shareholders               $33,195    $55,032   $(76,684)    38,494
                                                                        --------   --------  ---------    ------
                                                                        --------   --------  ---------    ------

  Weighted average shares outstanding                                    67,313     56,743     45,291     39,701

  Basic earnings (loss) per Common share                                $  0.49    $  0.97   $  (1.69)      0.97
                                                                        --------   --------  ---------    ------
                                                                        --------   --------  ---------    ------
Fully diluted
  Net earnings (loss) attributable to Common shareholders               $33,195    $55,032   $(76,684)    38,494
  Add: imputed earnings from dilutive options, net of tax effect             --        497         --      1,775
                                                                        --------   --------  ---------    ------
  Fully diluted net earnings (loss)                                     $33,195    $55,529   $(76,684)    40,269
                                                                        --------   --------  ---------    ------
                                                                        --------   --------  ---------    ------

  Weighted average shares outstanding                                    67,313     56,743     45,291     39,701
  Shares issuable upon assumed conversion of dilutive options                --        642         --      2,019
                                                                        --------   --------  ---------    ------
  Fully diluted shares                                                   67,313     57,385     45,291     41,720
                                                                        --------   --------  ---------    ------
                                                                        --------   --------  ---------    ------

  Fully diluted earnings (loss) per Common share                        $  0.49    $  0.97   $  (1.69)      0.97
                                                                        --------   --------  ---------    ------
                                                                        --------   --------  ---------    ------
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